ENB FINANCIAL CORP

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this 2009 Annual Report on Form 10-K of ENB Financial Corp, in the Registrant’s Registration Statement on Form S-8, related to the Employee Stock Purchase Plan, filed with the Security and Exchange Commission on July 9, 2008, and in the Registrant’s Registration Statement on Form S-3, related to the Dividend Reinvestment and Stock Purchase Plan, filed with the Security and Exchange Commission (Registration No. 333-152211), on our report dated March 24, 2010, which is included in this Annual Report on Form 10-K for the fiscal year ending December 31, 2009.

/s/S.R. Snodgrass, A.C.

Wexford, Pennsylvania
March 24, 2010

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